News Release

Release Date:   Friday, July 21, 2006

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2006 Second Quarter Operating Results (unaudited)

         Oneida, NY, July 21, 2006 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced second quarter operating results. Net income for the three months ending June 30, 2006 increased 12.8% to $1.0 million, or $0.14 basic earnings per share as compared with net income for the three months ended March 31, 2006 of $928,000, or $0.12 basic earnings per share. The increase in net income was primarily the result of an increase in non-interest income and an increase in net interest income, partially offset by an increase in non-interest expense and an increase in provision for taxes. Net income for the six months ending June 30, 2006 is $2.0 million, or $0.26 basic earnings per share compared with $2.0 million or $0.26 basic earnings per share for the same period during 2005.

         Total assets increased $10.6 million or 2.5%, to $436.8 million at June 30, 2006 from $426.2 million at March 31, 2006. The increase in total assets is primarily due to an increase in loans receivable partially offset by decreases in investment and mortgage-backed securities. Loans receivable increased $9.8 million at June 30, 2006 or at an annualized growth rate of 17% as compared with the first quarter of 2006. Investment and mortgage-backed securities decreased $7.2 million to $120.2 million at June 30, 2006 from $127.4 million at March 31, 2006 as funds were redeployed in higher yielding loans. Goodwill and other intangibles increased to $20.0 million at June 30, 2006 as compared with $15.0 million at March 31, 2006 due to the completion of the previously announced acquisition of a benefit consulting firm and contingent purchase consideration paid on an insurance agency acquisition. Supporting the growth in assets was a $2.5 million increase in deposits to $307.3 million at June 30, 2006, an annualized growth rate of 3.3% as compared with the first quarter of 2006. In addition, borrowings increased $5.5 million to $68.9 million at June 30, 2006 from $63.4 million at March 31, 2006.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The Oneida Financial Corp. business strategy has been to develop, through organic growth and acquisition, a diversified financial services company. This strategy allows our Company to develop a complete financial relationship with our customers while diversifying our sources of revenue." Kallet continues, "The completion of our previously announced acquisition of an employee benefits consulting and retirement plan administration firm located in Syracuse, New York continues this strategy and further differentiates Oneida Financial Corp." Oneida Savings Bank acquired the assets of BCG, LLC and will operate the business as a wholly-owned subsidiary doing business as Benefit Consulting Group, Inc.

During the second quarter of 2006 commissions and fees earned on the sale of non-banking products increased 64%. Kallet stated, "Non-interest income sources are at record levels due to growth in all fee generating business units including; trust services, deposit accounts, insurance, financial services sales and our new benefit consulting firm." Oneida Financial Corp. provides a complete line of banking services through the Oneida Savings Bank; insurance and financial services through its Bailey Haskell & LaLonde Agency; employee benefits consulting and retirement plan administration through Benefit Consulting Group; and municipal deposit services through the State Bank of Chittenango.

         Net interest income increased 1.5% during the second quarter of 2006 to $3.2 million compared with the first quarter of 2006. The increase in net interest income primarily is due to an increase in the net interest margin earned which was 3.49% for the three months ending June 30, 2006 as compared with 3.40% for the linked quarter. Net interest margin for the six month periods ended June 30, 2006 and 2005 was 3.44% and 3.54%, respectively, given the flat yield curve and the increasingly competitive pricing for loans and deposits.

         Interest income was $5.5 million for the second quarter of 2006; an increase of 3.4% as compared with $5.3 million for the first quarter in 2006. The increase in interest income during the three months ended June 30, 2006 resulted primarily from an increase in yield of 26 basis points on interest-earning assets, given the increase in market interest rates during the past three month period, partially offset by a decrease in the average balances of interest-earning assets during the current period of $4.6 million as compared with the three months ended March 31, 2006.

         Total interest expense increased to $2.3 million for the three months ended June 30, 2006. This is compared with interest expense of $2.2 million during the previous quarter. The increase during the three months ended June 30, 2006 was due to an increase in the cost of interest-bearing liabilities of 20 basis points, partially offset by a decrease of $2.7 million in the average balance of interest-bearing liabilities. The average balance of borrowed funds outstanding during the second quarter was $69.0 million compared with $72.2 million in average borrowings outstanding during the linked quarter. Interest expense on deposits increased 6.8% during the second quarter of 2006 to $1.4 million as compared with $1.3 million during the first quarter of 2006.

         Non-interest income was $4.8 million during the second quarter of 2006 compared with $3.4 million for the linked quarter. The increase in non-interest income was primarily due to revenue recognized from the recently acquired employee benefit consulting firm and an increase in commissions earned on the sale of financial products through the Company's insurance subsidiary. These revenue sources increased $1.5 million for the three months ended June 30, 2006 as compared with the first quarter of 2006. In addition, service charges on deposit accounts increased 8.5% to $585,000 during the second quarter of 2006 as compared with the first quarter of 2006.

         Non-interest expense was $6.6 million for the three months ended June 30, 2006 compared with $5.3 million for the three months ended March 31, 2006. The increase in non-interest expense is primarily the result of an increase in salary and employee benefit expenses associated with our insurance agency and benefit consulting businesses consistent with the increase in revenue previously reported. Intangible amortization increased to $159,000 for the three months ended June 30, 2006 compared with $32,000 of intangible amortization for the first quarter of 2006 due to a new acquisition previously reported. Provisions for loan losses during the second quarter of 2006 totaled $80,000 consistent with the linked quarter as the Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 0.85% at June 30, 2006 compared with a ratio of 0.88% at March 31, 2006. Non-performing assets as a percentage of total assets are 0.03% at June 30, 2006 compared with 0.05% at March 31, 2006.

         Shareholders' equity was $54.5 million, or 12.5% of assets at June 30, 2006 compared with $54.3 million, or 12.8% of assets, at March 31, 2006. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the quarter. Partially offsetting the increases in shareholders' equity were valuation adjustments made for the Company's available for sale investment and mortgage-backed securities.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for years ended December 31, 2005 and 2004 is derived from audited financial statements; all other financial information is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

                                       At          At           %          At
Selected Financial Data             June 30,    March 31,    Change     Dec. 31,
(in thousands)                        2006        2006      Q2 vs Q1      2005
--------------                     ---------------------------------------------
                                  (unaudited) (unaudited)              (audited)
Total assets                        $436,822    $426,231       2.5%    $436,761
Loans receivable, net                244,753     234,998       4.2%     236,077
Mortgage-backed securities            27,145      28,792      (5.7%)     29,097
Investment securities                 93,075      98,598      (5.6%)    106,432
Goodwill and other intangibles        20,031      14,979      33.7%      14,364
Interest bearing deposits            255,247     254,528       0.3%     250,142
Non-interest bearing deposits         52,097      50,273       3.6%      51,044
Borrowings                            68,930      63,400       8.7%      77,270
Shareholders' equity                  54,454      54,327       0.2%      53,588

Book value per share
   (end of period)                  $   7.13    $   7.12       0.1%    $   7.03
Tangible value per share
   (end of period)                  $   4.51    $   5.16     (12.6%)   $   5.15

Selected Financial Ratios
 Non-Performing Assets to
    Total Assets (end of period)        0.03%       0.05%                  0.05%
 Allowance for Loan Losses to
    Loans Receivable, net               0.85%       0.88%                  0.83%

 Average Equity to Average Assets      12.54%      12.42%                 12.21%

                                      At          At          At           At
Selected Financial Data            Sept. 30,   June 30,    Mar. 31,     Dec. 31,
(in thousands)                       2005        2005        2005         2004
--------------                     ---------------------------------------------
                                  (unaudited) (unaudited)(unaudited)
(audited)
Total assets                       $446,614    $438,748    $422,447    $422,609
Loans receivable, net               233,434     226,469     214,913     211,879
Mortgage-backed securities           37,573      35,492      44,114      44,378
Investment securities               111,574     115,639     105,278     106,473
Goodwill and other intangibles       14,381      13,213      13,241      13,270
Interest bearing deposits           261,192     259,726     254,019     251,565
Non-interest bearing deposits        53,415      53,066      49,507      50,082
Borrowings                           75,497      69,100      64,400      64,400
Shareholders' equity                 52,951      53,259      51,700      52,644

Book value per share
   (end of period)                 $   6.97    $   7.01    $   6.85    $   7.00
Tangible value per share
   (end of period)                 $   5.08    $   5.27    $   5.10    $   5.23

Selected Financial Ratios
 Non-Performing Assets to
    Total Assets (end of period)       0.06%       0.01%       0.12%       0.14%
 Allowance for Loan Losses to
    Loans Receivable, net              0.86%       0.87%       0.92%       0.94%

 Average Equity to Average Assets     12.25%      12.28%      12.43%      11.84%

                                     Year-to-Date      Second           First
Selected Operating Data                June 30,       Quarter          Quarter
(in thousands except per share data)     2006           2006             2006
------------------------------------  -----------------------------------------
                                     (unaudited)    (unaudited)      (unaudited)
Interest income:
   Interest and fees on loans         $  7,832        $  4,027        $  3,805
   Interest and dividends
      on investments                     3,014           1,487           1,527
   Interest on fed funds                    28              15              13
                                      --------        --------        --------
      Total interest income             10,874           5,529           5,345
Interest expense:
   Interest on deposits                  2,694           1,391           1,303
   Interest on borrowings                1,757             903             854
                                      --------        --------        --------
      Total interest expense             4,451           2,294           2,157
                                      --------        --------        --------
Net interest income                      6,423           3,235           3,188
   Provision for loan losses               160              80              80
                                      --------        --------        --------
Net interest income after
     provision for loan losses           6,263           3,155           3,108
                                      --------        --------        --------
Other income:
   Net investment gains (losses)            22              (9)             31
   Service charges on deposit accts      1,124             585             539
   Commissions and fees on sales
         of non-banking products         6,348           3,942           2,406
   Other revenue from operations           773             325             448
                                      --------        --------        --------
      Total non-interest income          8,267           4,843           3,424
Other expense:
   Salaries and employee benefits        7,685           4,311           3,374
   Equipment and net occupancy           1,848             963             885
   Intangible amortization                 191             159              32
   Other costs of operations             2,169           1,164           1,005
                                      --------        --------        --------
      Total non-interest expense        11,893           6,597           5,296
                                      --------        --------        --------
Income before income taxes               2,637           1,401           1,236
Income tax provision                       662             354             308
                                      --------        --------        --------
Net income                            $  1,975        $  1,047        $    928
                                      ========        ========        ========

Net income per common
   share ( EPS - Basic )              $   0.26        $   0.14        $   0.12
                                      ========        ========        ========
Net income per common
   share ( EPS - Diluted)             $   0.26        $   0.14        $   0.12
                                      ========        ========        ========
Cash dividends declared               $   0.22        $   0.00        $   0.22
                                      ========        ========        ========

Return on Average Assets                  0.91%           0.97%           0.86%
Return on Average Equity                  7.29%           7.66%           6.92%
Net Interest Margin                       3.44%           3.49%           3.40%


                                     Year Ended    Fourth      Third       Second       First
Selected Operating Data               Dec. 31,     Quarter    Quarter     Quarter      Quarter
(in thousands except per share data)    2005        2005       2005         2005        2005
-----------------------------------------------------------------------------------------------
                                      (audited) (unaudited)  (unaudited) (unaudited) (unaudited)
Interest income:
   Interest and fees on loans         $ 14,197    $  3,795    $  3,665    $  3,406    $  3,332
   Interest and dividends
      on investments                     6,766       1,655       1,660       1,716       1,734
   Interest on fed funds                    49           8          14          12          15
                                      --------    --------    --------    --------    --------
      Total interest income             21,012       5,458       5,339       5,134       5,081
Interest expense:
   Interest on deposits                  4,546       1,315       1,168       1,053       1,010
   Interest on borrowings                3,141         840         801         759         741
                                      --------    --------    --------    --------    --------
      Total interest expense             7,687       2,155       1,969       1,812       1,751
                                      --------    --------    --------    --------    --------
Net interest income                     13,325       3,303       3,370       3,322       3,330
   Provision for loan losses               360         100         100          80          80
                                      --------    --------    --------    --------    --------
Net interest income after
     provision for loan losses          12,965       3,203       3,270       3,242       3,250
                                      --------    --------    --------    --------    --------
Other income:
   Net investment gains                    275         222          10          41           3
   Service charges on deposit accts      2,145         586         550         532         477
  Commissions and fees on sales
         of non-banking products         8,163       1,992       1,878       2,164       2,129
   Other revenue from operations         1,309         329         341         314         324
                                      --------    --------    --------    --------    --------
      Total non-interest income         11,892       3,129       2,779       3,051       2,933
Other expense:
   Salaries and employee benefits       12,413       3,108       3,065       3,129       3,111
   Equipment and net occupancy           3,315         842         874         793         805
   Intangible amortization                 113          28          28          29          28
   Other costs of operations             3,768         954         953         935         928
                                      --------    --------    --------    --------    --------
      Total non-interest expense        19,609       4,932       4,920       4,886       4,872
                                      --------    --------    --------    --------    --------
Income before income taxes               5,248       1,400       1,129       1,407       1,311
Income tax provision                     1,390         369         300         385         336
                                      --------    --------    --------    --------    --------
Net income                            $  3,858    $  1,031    $    829    $  1,022    $    975
                                      ========    ========    ========    ========    ========

Net income per common
   share ( EPS - Basic )              $   0.51    $   0.14    $   0.11    $   0.13    $   0.13
                                      ========    ========    ========    ========    ========
Net income per common
   share ( EPS - Diluted)             $   0.50    $   0.13    $   0.11    $   0.13    $   0.13
                                      ========    ========    ========    ========    ========
Cash dividends declared               $   0.41    $   0.00    $   0.21    $   0.00    $   0.20
                                      ========    ========    ========    ========    ========

Return on Average Assets                  0.89%       0.94%       0.76%       0.95%       0.92%
Return on Average Equity                  7.30%       7.74%       6.22%       7.86%       7.39%
Net Interest Margin                       3.50%       3.42%       3.51%       3.51%       3.58%

